Putnam U.S. Government Income Fund
3/31/07 Semi-Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 	Class A	21,106
		Class B	2,000
		Class C	249

72DD2	Class M	574
		Class R	9
		Class Y	96

73A1		Class A	.266
		Class B	.217
		Class C	.217

73A2		Class M	.248
		Class R	.252
		Class Y	.284

74U1		Class A	77,212
		Class B	8,027
		Class C	1,116

74U2		Class M	2,202
		Class R	41
		Class Y	345

74V1		Class A	13.10
		Class B	13.03
		Class C	13.08

74V2		Class M	13.09
		Class R	13.09
		Class Y	13.07

Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.